Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into by and between ION Geophysical Corporation, a Delaware corporation (hereinafter referred to as “Employer”), and Gregory J. Heinlein (hereinafter referred to as “Employee”), effective as of November 28th, 2011 (the “Effective Date”).

WHEREAS, Employer has offered Employee employment with Employer as its Senior Vice President and Chief Financial Officer in an “offer letter” dated October 20, 2011 and executed by Employee November 3, 2011 (the “Offer Letter”), the entirety of which is incorporated herein by reference;

WHEREAS, Employee desires to enter into the employment of Employer as its Senior Vice President and Chief Financial Officer, pursuant to the terms set out in the Offer Letter and this Agreement; and Employer desires to employ Employee in such position, pursuant to the terms set out in the Offer Letter and this Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Employee agree as follows:

Section 1. Severance.

(a) If (i) Employee’s employment with Employer is terminated during the term of this Agreement by Employer for no reason or for any reason other than Cause or the death or Disability of Employee or (ii) Employee terminates his employment with Employer for Good Reason; then Employer will pay or provide to Employee the following:

(1) Employee’s base salary earned and payable through the Date of Termination;

(2) Any unpaid incentive compensation earned by Employee pursuant to the terms of the relevant incentive compensation arrangement with respect to the year of the Date of Termination. Any such amount payable to Employee pursuant to the foregoing shall be payable to Employee at such time that incentive compensation for such year is paid to other recipients under the plan and shall be subject to the terms or requirements of such incentive compensation as may be set forth in the plan or established by the Board of Directors of Employer or Compensation Committee;

(3) an aggregate amount (the “Severance Payment”) equal to two-times Employee’s highest annual base salary earned during the term of his employment with Employer, which Severance Payment will be paid to Employee over a two-year period in accordance with Employer’s normal payroll practices; and

(4) Employee’s vesting and exercise rights with regard to outstanding stock options, restricted stock, performance shares and other equity grants shall be in accordance with the applicable plan and award agreements.

Except as otherwise provided above, all other compensation and benefits will cease upon the Date of Termination other than the following: (i) those benefits that are provided by retirement and benefit plans and programs specifically adopted and approved by Employer for Employee that are earned and vested by the Date of Termination; and (ii) medical and similar benefits the continuation of which is required by applicable law or as provided by the applicable benefit plan. As a condition to making the payments and providing the benefits specified in this Section 1, Employer will require that Employee execute a release in form and substance reasonably satisfactory to Employer of all claims Employee may have against Employer at the time of Employee’s termination.

(b) As used in this Agreement, “Disability” means permanent and total disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision) which has existed for at least 180 consecutive days.

(c) As used in this Agreement, “Cause” means:

(1) the willful and continued failure by Employee to substantially perform his employment obligations to Employer (other than any such failure resulting from his Disability) after a demand for substantial performance has been delivered to him by the Board which specifically identifies the manner in which the Board believes Employee has not substantially performed such provisions and Employee has failed to remedy the situation within ten (10) days after such demand, or a willful and material violation of the Employer’s Code of Ethics;

(2) Employee’s willfully engaging in conduct materially and demonstrably injurious to the property or business of Employer, including without limitation, fraud, misappropriation of funds or other property of Employer, other willful misconduct, gross negligence or conviction of a felony or any crime of moral turpitude; or

(3) Employee’s material breach of this Agreement, which breach has not been remedied by Employee within ten (10) days after receipt by Employee of written notice from Employer that he is in material breach of this Agreement, specifying the particulars of such breach.

For purposes of this Agreement, no act, or failure to act, on the part of Employee shall be deemed “willful” or engaged in “willfully” if it was due primarily to an error in judgment or negligence, but shall be deemed “willful” or engaged in “willfully” only if done, or omitted to be done, by Employee not in good faith and without reasonable belief that his action or omission was in the best interest of Employer. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated as a result of “Cause” hereunder unless and until there shall have been delivered to Employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the Board then in office at a meeting of the Board called and held for such purpose (after reasonable notice to Employee and an opportunity for Employee, together with his counsel, to be heard before the Board), finding that, in the good faith opinion of the Board of Directors, Employee has committed an act set forth above in this Section 1(c) and specifying the particulars thereof in detail. Nothing herein shall limit the right of Employee or his or her legal representatives to contest the validity or propriety of any such determination.

(d) As used in this Agreement, “Good Reason” means any of the following:

(1) a reduction in any material respect in Employee’s position, duties or responsibilities with Company, or

(2) a reduction of Employee’s annual base salary, unless agreed to by Employee.

(e) Any termination by Employer of Employee’s employment with Employer shall be communicated by written notice (a “Notice of Termination”) from Employer to Employee that shall:

(1) indicate the specific provision of this Agreement relied upon for such termination;

(2) indicate the specific provision of this Agreement pursuant to which Employee is to receive compensation and other benefits as a result of such termination; and

(3) otherwise comply with the provisions of this Section 1(e).

If a Notice of Termination states that Employee’s employment with Employer has been terminated as a result of Employee’s Disability, the notice shall (i) specifically describe the basis for the determination of Employee’s Disability, and (ii) state the date of the determination of Employee’s Disability, which date shall be not more than ten (10) days before the date such notice is given. If the notice states that Employee’s employment with Employer is terminated by Employer as a result of the occurrence of Cause, the Notice of Termination shall specifically describe the action or inaction of Employee that Employer believes constitutes Cause and shall be accompanied by a copy of the resolution satisfying Section 1(c).

(f) As used in this Agreement, “Date of Termination” means:

(1) if Employee’s employment with Employer is terminated for Disability, sixty (60) days after Notice of Termination is received by Employee or any later date specified therein, provided that within such sixty (60) day period Employee shall not have returned to full-time performance of Employee’s duties;

(2) if Employee’s employment with Employer is terminated as a result of Employee’s death, the date of death of Employee;

(3) if Employee’s employment with Employer is terminated for Cause, the date Notice of Termination, accompanied by a copy of the resolution satisfying Section 1(c), is received by Employee or any later date specified therein, provided that Employer may, in its discretion, condition Employee’s continued employment upon such considerations or requirements as may be reasonable under the circumstances and place a reasonable limitation upon the time within which Employee will comply with such considerations or requirements;

(4) if Employee’s employment with Employer is terminated for any reason other than Employee’s Disability, Employee’s death or Cause, or for no reason, the date that is fourteen (14) days after the date of receipt of the Notice of Termination; or

(5) if Employee terminates his employment for Good Reason, the date that is fourteen (14) days after the date of Employer’s receipt of Employee’s written resignation.

(g) Nothing in this Section 1 shall prevent or limit Employee’s continuing or future participation in any plan, program, policy or practice of or provided by Employer or any of its affiliates and for which Employee may qualify, nor shall anything herein limit or otherwise affect such rights as Employee may have under any stock option or other agreements with Employer or any of its affiliates. Amounts which are vested benefits or which Employee is otherwise entitled to receive under any plan, program, policy or practice of or provided by, or any other contract or agreement with, Employer or any of its affiliates at or subsequent to the Date of Termination shall be payable or otherwise provided in accordance with such plan, program, policy or practice or contract or agreement except as explicitly modified by this Agreement.

Section 2. Fiduciary Duty; Confidentiality.

(a) In keeping with Employee’s fiduciary duties to Employer, Employee agrees that he will not knowingly take any action that would create a conflict of interest with Employer, or upon discovery thereof, allow such a conflict to continue. In the event that Employee discovers that such a conflict exists, Employee agrees that he will disclose to the Board any facts which might involve a conflict of interest that has not been approved by the Board.

(b) As part of Employee’s fiduciary duties to Employer, Employee agrees to protect and safeguard Employer’s information, ideas, concepts, improvements, discoveries, and inventions and any proprietary, confidential and other information relating to Employer or its business (collectively, “Confidential Information”) and, except as may be required by Employer, Employee will not knowingly, either during his employment by Employer or thereafter, directly or indirectly, use for his own benefit or for the benefit of another, or disclose to another, any Confidential Information, except (i) with the prior written consent of Employer; (ii) in the course of the proper performance of Employee’s duties under this Agreement; (iii) for information that becomes generally available to the public other than as a result of the unauthorized disclosure by Employee; (iv) for information that becomes available to Employee on a non-confidential basis from a source other than Employer or its affiliated companies who is not bound by a duty of confidentiality to Employer; or (v) as may be required by any applicable law, rule, regulation or order.

(c) Upon termination of his employment with Employer, Employee will immediately deliver to Employer all documents in Employee’s possession or under his control which embody any of Employer’s Confidential Information.

(d) In addition to the foregoing provisions of this Section 2, and effective as of the Effective Date, Employee reaffirms the duties imposed upon Employee by that certain Employee Proprietary Information Agreement (or similar agreement) by and between Employer and Employee signed in conjunction with Employee’s commencement of employment.

(e) Employee will comply with Employer’s Code of Ethics, and any amendments or replacement policies adopted by the Board (the “Code of Ethics”).

Section 3. Term of Agreement. The term of this Agreement will commence effective as of the Effective Date, and, subject to the terms and conditions hereof, will continue for as long as Employee is employed by Employer as its Senior Vice President and Chief Financial Officer (or similar title). Notwithstanding any provision contained herein to the contrary, Employee acknowledges that his employment with Employer is at will and that Employer may terminate his employment at any time and for any reason or for no reason at the discretion of Employer, but subject to any rights Employee has under Section 1 of this Agreement.

Section 4. Non-Competition; Non-Solicitation; No Hire.

(a) Employee agrees that, effective as of the Effective Date and for a period of twelve (12) months after the Date of Termination (such applicable period being referred to herein as the “Non-Compete Period”), Employee shall not, without the prior written consent of Employer, directly or indirectly, anywhere in the world, engage, invest, own any interest, or participate in, consult with, render services to, or be employed by any business, person, firm or entity that is in competition with the “Business” (as defined in Section 4(d)) of Employer or any of its subsidiaries or affiliates, except for the account of Employer and its subsidiaries and affiliates; provided, however, that during the Non-Compete Period Employee may acquire, solely as a passive investment, not more than two percent (2%) of the outstanding shares or other units of any security of any entity subject to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. Employee acknowledges that a remedy at law for any breach or attempted breach of this covenant not to compete will be inadequate and further agrees that any breach of this covenant not to compete will result in irreparable harm to Employer, and, accordingly, Employer shall, in addition to any other remedy that may be available to it, be entitled to specific performance and temporary and permanent injunctive and other equitable relief (without proof of actual damage or inadequacy of legal remedy) in case of any such breach or attempted breach. Employee acknowledges that this covenant not to compete is being provided as an inducement to Employer to enter into this Agreement and that this covenant not to compete contains reasonable limitations as to time, geographical area and scope of activity to be restrained that do not impose a greater restraint than is necessary to protect the goodwill or other business interest of Employer. Whenever possible, each provision of this covenant not to compete shall be interpreted in such a manner as to be effective and valid under applicable law but if any provision of this covenant not to compete shall be prohibited by or invalid under applicable law, such provision of this covenant not to compete shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this covenant not to compete. If any provision of this covenant not to compete shall, for any reason, be judged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this covenant not to compete but shall be confined in its operation to the provision of this covenant not to compete directly involved in the controversy in which such judgment shall have been rendered. In the event that the provisions of this covenant not to compete should ever be deemed to exceed the time or geographic limitations permitted by applicable laws, then such provision shall be reformed to the maximum time or geographic limitations permitted by applicable law.

(b) In addition to the restrictions set forth in Section 4(a), Employee agrees that, during the Non-Compete Period, Employee will not, either directly or indirectly, (i) make known to any person, firm or entity that is in competition with the Business of Employer or any of its subsidiaries or affiliates the names and addresses of any of the suppliers or customers of Employer or any of its subsidiaries or affiliates, potential customers of Employer or any of its subsidiaries or affiliates upon whom Employer or any of its subsidiaries or affiliates has called upon in the twelve (12) months preceding the Date of Termination, or (ii) call on, solicit, or take away, or attempt to call on, solicit or take away any of the suppliers or customers of Employer or any of its subsidiaries or affiliates, whether for Employee or for any other person, firm or entity.

(c) Regardless of the reason for any termination of Employee’s employment, effective as of the Effective Date and for twelve (12) months following the Date of Termination, Employee will not, either on his or her own account or for any other person, firm, partnership, corporation, or other entity (i) solicit any employee of Employer or any of its subsidiaries or affiliates to leave such employment; or (ii) induce or attempt to induce any such employee to breach her or his employment agreement with Employer or any of its subsidiaries or affiliates. This restriction shall not apply in the case of any employee or former employee of Employer who at his or her own initiative seeks, without solicitation or encouragement by Employee, a change of employment or responds to solicitations made by means of general advertisement.

(d) As used in this Agreement, “Business” means the business of (i) design, manufacture, marketing and sale of equipment for seismic acquisition, (ii) seismic processing (iii) seismic navigation and data management software or (iv) planning, performing or licensing multi-client seismic surveys.

(e) In the event that Employee breaches or violates any of the terms and conditions of this Section 4 during the Non-Compete Period, then in addition to the other rights and remedies available to Employer hereunder, Employer’s obligations to pay to Employee any remaining installments of the Severance Payment otherwise due and owing pursuant to Section 1 hereof, shall cease and terminate.

Section 5. Successors; Binding Agreement.

(a) This Agreement is personal to Employee and without the prior written consent of Employer shall not be assignable by Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(b) This Agreement shall inure to the benefit of and be binding upon Employer and its successors and assigns.

(c) Employer will require any successor (whether direct or indirect, by purchase, merger, amalgamation, consolidation or otherwise) to all or substantially all of the business and/or assets of Employer, by agreement in form and substance reasonably satisfactory to Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. As used in this Agreement, “Employer” shall mean Employer as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by execution and delivery of the agreement provided for in this Section 5(c) or which otherwise becomes bound by the terms and provisions of this Agreement by operation of law or otherwise.

Section 6. Miscellaneous.

(a) All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith will be in writing and will be delivered by hand or by registered or certified mail, return receipt requested to the addresses set forth below in this Section 6(a):

If to Employer, to:

ION Geophysical Corporation

2105 CityWest Blvd., Suite 400

Houston, TX 77042-2839

Attention: Chief Executive Officer

with a copy to:

ION Geophysical Corporation

2105 CityWest Blvd., Suite 400

Houston, TX 77042-2839

Attention: General Counsel

If to Employee, to:

Gregory J. Heinlein

1924 Wimberly Lane

Austin, TX 78735

or to such other names or addresses as Employer or Employee, as the case may be, designate by notice to the other party hereto in the manner specified in this Section.

(b) This Agreement supersedes, replaces and merges all previous agreements and discussions relating to the same or similar subject matters between Employee and Employer and constitutes the entire agreement between Employee and Employer with respect to the subject matter of this Agreement, except for any other agreements expressly referred to in this Agreement, each of which shall remain in full force and effect. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any employee, officer, or representative of Employer or by any written agreement unless signed by an officer of Employer who is expressly authorized by the Board to execute such document.

(c) If any provision of this Agreement or application thereof to any one or under any circumstances should be determined to be invalid or unenforceable, such invalidity or unenforceability will not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application. In addition, if any provision of this Agreement is held by an arbitration panel or a court of competent jurisdiction to be invalid, unenforceable, unreasonable, unduly restrictive or overly broad, the parties intend that such arbitration panel or court modify said provision so as to render it valid, enforceable, reasonable and not unduly restrictive or overly broad.

(d) The internal laws of the State of Texas will govern the interpretation, validity, enforcement and effect of this Agreement without regard to the place of execution or the place for performance thereof.

(e) The covenants, agreements, rights and obligations of Employer under this Agreement, and the covenants, agreements, rights and obligations of Employee under this Agreement, shall survive the termination of this Agreement for any reason including, but not limited to, the termination of Employee’s employment with Employer. All covenants, agreements, indemnities, warranties, rights and obligations contained herein shall continue for so long as necessary in order for Employer and Employee to enforce their rights hereunder.

Section 7. Arbitration.

(a) Employer and Employee agree to submit to final and binding arbitration any and all disputes or disagreements concerning the interpretation or application of this Agreement. Any such dispute or disagreement will be resolved by arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the “AAA Rules”). Arbitration will take place in Houston, Texas, unless the parties mutually agree to a different location. Within thirty (30) calendar days of the initiation of arbitration hereunder, each party will designate an arbitrator. The appointed arbitrators will then appoint a third arbitrator. Employee and Employer agree that the decision of the arbitrators will be final and binding on both parties. Any court having jurisdiction may enter a judgment upon the award rendered by the arbitrators.

(b) Notwithstanding the provisions of Section 6(a), Employer may, if it so chooses, bring an action in any court of competent jurisdiction for injunctive relief to enforce Employee’s obligations under Section 4.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as to be effective as of the Effective Date.

EMPLOYER:

ION GEOPHYSICAL CORPORATION

By:	/s/ R. Brian Hanson
R. Brian Hanson
President and Chief Operating Officer

EMPLOYEE:

/s/ Gregory J. Heinlein
Gregory J. Heinlein